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                                                                    Exhibit 10.3


THIS EMPLOYMENT AGREEMENT made as of the 14th day of August, 1998.

BETWEEN:

     CAPITAL ENVIRONMENTAL RESOURCE INC., an Ontario corporation having its head office at 1105 Skyview Drive, Burlington, Ontario

     (hereinafter called "Capital")

     - and -

     TONY BUSSERI, of 1386 Greeneagle Drive, Oakville, Ontario

     (hereinafter called the "Employee")

WHEREAS:

1. Capital and the Employee are parties to a letter agreement dated August 1, 1997, as amended by letter agreements dated June 17, 1998 and August 14, 1998 setting forth the terms of the Employee's employment with Capital.

2. The parties wish to incorporate and amend certain terms of the letter agreements into this Employment Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT the parties agree as follows:

1.   EMPLOYMENT

1.01 Capital hereby employs the Employee as its Chairman of the Board and Chief Executive Officer, effective January 30, 1998. As such, the Employee will act as the senior officer of Capital and shall perform such duties, commensurate with his position, as may be assigned to him from time to time by the Board of Directors of Capital. The Employee hereby accepts employment with Capital upon the terms and conditions contained herein and agrees to devote his full time, attention and efforts to promote and further Capital's business.

2.   COMPENSATION

2.01 For all services rendered by the Employee to Capital, Capital shall pay and reimburse the Employee the following amounts:

     (a) Effective July 1, 1998, the Employee's base salary shall be $175,000.00 per annum, payable in advance in equal monthly instalments, or on any other periodic basis consistent with Capital's payroll procedures for executive employees. The Employee's base salary shall be reviewed at least annually and shall be increased as agreed by Capital and the Employee from time to time. Upon the completion

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          of an initial public offering of the shares of common stock of Capital on a recognized stock exchange (which shall for purposes of this Agreement include the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market and the Toronto Stock Exchange), the Employee's base salary will be the greater of U.S. $130,000, converted into Canadian dollars or Cdn $175,000.00.

     (b) An annual bonus, payable at the discretion of the Board of Directors of Capital based on achieving goals fixed by the Board, of not less than fifty percent (50%) of Employee's base salary. The amount of the bonus will be fixed by the Board of Directors and paid not later than ninety (90) days after each fiscal year end of Capital;

     (c) Participation at the same level as other executive employees of Capital in a full benefits package and pension plan;

     (d) Four (4) weeks vacation in each fiscal year, to be taken at such times as mutually agreed between the Employee and Capital. Vacation may only be taken within the year of entitlement and may not be accumulated from year to year unless otherwise mutually agreed;

     (e) Stock option grants as and when authorized by the Board of Directors of Capital;

     (f) A vehicle commensurate with the Employee's position as Chairman of the Board, will be leased by Capital and provided to the Employee in lieu of a car allowance. Capital will pay and/or reimburse all operating, maintenance and insurance charges in respect of such vehicle. Capital will provide Employee with a mobile telephone and pay all charges incurred by Employee in connection with the use thereof;

     (g) Reimbursement of all expenses reasonably incurred by Employee in the performance of his duties, subject to submission of appropriate documentation in accordance with Capital's expense reimbursement policy in effect from time to time.

2.02 Capital will, at its expense, throughout the term of this Agreement maintain directors and officers indemnity insurance for such amount(s) as the Employee considers appropriate having regard to the standards in the waste management industry for companies with similar amounts of capital. Capital agrees to indemnify and save Employee harmless from all losses, costs and damages suffered by Employee as a result of his employment with Capital to the fullest extent permitted by law.

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3.   TERM/TERMINATION

3.01 The initial term of this Agreement shall be three (3) years, beginning August 1, 1997 and expiring on July 31, 2000 and unless terminated as herein provided, shall continue thereafter on a year-to-year basis, on the same terms and conditions contained herein, unless amended by mutual agreement.

3.02 Notwithstanding the foregoing, if Capital shall complete an initial public offering of its common shares (or other securities) on a recognized stock exchange (which shall for purposes of this Agreement include the New York Stock Exchange, the American Stock Exchange, NASDAQ National Market and the Toronto Stock Exchange), this Agreement shall be automatically extended for a further term of three (3) years from the date of completion of such initial public offering.

3.03 Capital may terminate this Agreement in the following circumstances:

     (a) for just and reasonable cause, without notice and without pay in lieu of notice. For purposes of this Agreement. "just cause" shall include serious misconduct, habitual neglect of duty, incompetence or conduct incompatible with Employee's duties, and wilful disobedience of any proper direction or order of the Board of Directors of Capital;

     (b) the Employee's inability to perform his duties under this Agreement because of illness, physical or mental disability, or other incapacity which continues for an uninterrupted period in excess of three(3) months or a cumulative period of six (6) months in any twelve (12) month period;

     (c) without cause and without notice, provided that Capital shall pay to the Employee the following amounts:

          (i) Base salary for a period of twenty four (24) months, to be paid in a lump sum, at the option of the Employee, at the time of such termination;

          (ii) Bonus of two times (2x) the minimum annual bonus payable to the Employee, together with any bonus earned by the Employee to the date of termination. Bonus to be paid in a lump sum, at the option of the Employee, at the time of such termination;

         (iii) All stock options granted to the Employee prior to such termination shall fully vest effective at the date of such termination and shall be exercisable for a period of twelve (12) months thereafter notwithstanding any other provision of the Stock Option Agreement entered into between the Employee and Capital.

          (iv) All benefits and other entitlements owing to the Employee hereunder shall be payable for the same period as base salary is

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               payable under subsection (c) (i) hereof.

          (v) In addition to the above payments, on such termination, the housing loan outstanding to the Employee shall automatically be converted to a 3 year term, non-interest bearing, loan, payable in a lump sum at the end of such three year term.

     (d) on the Employee's death, Capital will pay to the Employee's beneficiary, within 10 days of Employee's death, an amount equal to accrued compensation owing to the Employee on the date of his death (including pro rata salary, bonus and other benefits, deferred compensation and accrued vacation pay). Capital will cause all death benefits payable as a consequence of the Employee's death to be paid to the Employee's beneficiary as soon as practicable.

3.04 If:

     (i) other than as a result of an initial public offering of the common shares of Capital, there is a Change of Control of Capital. For purposes of this provision, a "Change of Control" means (A) a transaction whereby property constituting all or substantially all of the assets of Capital and its subsidiaries, taken as a whole, is sold, in one or more related transactions to any person or group of persons or (B) an event or series of events (whether a share purchase, amalgamation, merger, consolidation, pooling or other business combination or otherwise) by which any person or group of affiliated persons becomes the beneficial owner of more than 50% of the combined voting power of the then outstanding securities of Capital, where such person or group of affiliated persons, immediately prior to the occurrence of such event or series of events, was not the beneficial owner of at least 50% of the combined voting power of the then outstanding securities of Capital; or

     (ii) At any time, prior to the completion of an initial public offering of the common shares of Capital which values the equity of Capital at at least $250 M (U.S.) (a "Qualified Public Offering"), Capital shall change the Employee's title or job responsibilities without the consent of the Employee; or

    (iii) At any time in connection with or after the completion of a Qualified Public Offering, Capital shall change the Employee's title or job responsibilities such that the Employee shall, after such action, be neither the Chairman of the Board nor the Chief Executive Officer of Capital, without the consent of the Employee; or

     (iv) Capital shall relocate its corporate head office outside of the Province of Ontario.

     then, in the circumstances described in subsection (ii) or (iv) above, Capital shall be

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     deemed, upon the occurrence of such event unless the Employee shall have delivered written notice to Capital waiving his rights hereunder within 30 days of the occurrence of such event or circumstance, to have terminated the Employee's employment without cause and the Employee shall be entitled to the payments described in section 3.03 (c) above. In the circumstances described in subsection (i) (A), (B) or (iii) above, the Employee shall, at the request of the Corporation, continue to be employed by Capital for a maximum of six (6) months after the occurrence of such event (the "Transition Period"). During the Transition Period, the Employee shall perform such services in the transition of his role as the Board of Directors of Capital may reasonably require and the Employee shall be entitled to receive his base salary and additional compensation as provided in Article 2 hereof. At the expiration of the Transition Period, the Employee's employment shall be deemed terminated without cause and the Employee shall thereupon be entitled to the payments described in section
     3.03 (c) above, unless the Employee shall have delivered written notice to Capital waiving his rights hereunder on or before the expiration of the Transition Period.

3.05 If, during the term hereof, there is an event or series of events (whether a share purchase, amalgamation, merger, consolidation, pooling or other business combination or otherwise) by which any person or group of affiliated persons becomes the beneficial owner of more than 50% of the combined voting power of the then outstanding securities of Capital, where such person or group of affiliated persons, immediately prior to the occurrence of such event or series of events, was not the beneficial owner of at least 50% of the combined voting power of the then outstanding securities of Capital, the Employee shall have the irrevocable option exercisable as hereinafter provided, to require Capital to pay to the Employee at the time of the occurrence of such event or series of events, in cash, the difference between the exercise price of all unexercised options granted to the Employee (which at the date of this Agreement total 60,000) and the market value of the securities to which the Employee would be entitled upon the exercise of all unexercised options. For purposes of this provision, the market value of the securities to which the Employee would be entitled upon the exercise of his unexercised options, shall be determined on the same basis as the securities of Capital are valued in such event or series of events described in this section 3.05. The Employee shall exercise the option granted hereunder by delivering written notice of the exercise thereof to any officer or director of the Company no later than three (3) business days prior to the completion of the event or series of events giving rise to the right to exercise the option granted herein. If the Employee does not exercise his option as aforesaid, it shall thereafter expire and be of no further force and effect.

3.06 The Employee shall provide Capital with not less than three (3) months notice of his intention to resign.

4.   NON-COMPETITION/CONFIDENTIALITY

4.01 Simultaneously with and as a condition to Capital offering employment to the Employee

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     on the terms and conditions set out herein, the Employee has executed and delivered a Non-competition and Confidentiality Agreement in the form attached hereto, which shall remain in full and force in accordance with its terms.

5.   COMPLETE AGREEMENT

5.01 This Agreement sets forth the entire agreement between the parties respecting the subject matter hereof and supersedes any and all other agreements, either oral or in writing between Capital and the Employee with respect to the employment of the Employee. This Agreement may only be modified by further agreement in writing signed by the parties.

6.   GOVERNING LAW

6.01 This Agreement shall be construed in accordance with and governed by the laws of the Province of Ontario and the laws of Canada applicable therein.

7.   MISCELLANEOUS

7.01 This Agreement shall be binding upon the parties and shall inure to the benefit of the parties and their respective heirs, executors, administrators, successors and assigns. If Capital is merged or consolidated with another entity, such other entity shall automatically succeed to the rights, powers and responsibilities of Capital hereunder.

     IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first noted above.

     CAPITAL ENVIRONMENTAL RESOURCE INC.


     By: /s/ Ken Leung
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         Ken Leung-Director

           /s/ (Illegible)                         /s/ Tony Busseri
        ------------------------------            ------------------------------
         Witness                                  Tony Busseri